Exhibit D

Execution Version

CONSORTIUM AGREEMENT

THIS CONSORTIUM AGREEMENT is made as of August 17, 2020 (the “Agreement”), by and among the consortium members (each a “Consortium Member” and collectively, the “Consortium Members”) set forth in Schedule A hereto. Each of the Consortium Members is referred to herein as a “Party”, and collectively, the “Parties”  Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in Section 10.1 hereof.

WHEREAS, on June 22, 2020, Mr. Wenbin Chen, Mr. Ming Yan and Ms. Ningfeng Chen (collectively, the “Founders”) jointly submitted a preliminary non-binding proposal letter (the “Proposal”) to the board of directors of Yintech Investment Holdings Limited (the “Company Board”), a company incorporated under the laws of the Cayman Islands and listed on the NASDAQ Global Select Market (the “Company”), to acquire all of the ordinary shares of the Company, par value US$0.00001 per share (the “Ordinary Shares”), not beneficially owned by the Founders (the “Transaction”) for cash consideration equal to US$0.34 per Ordinary Share, or US6.80 per American Depositary Share (“ADS”, each representing twenty (20) Ordinary Shares);

WHEREAS, on August 13, 2020, the Founders agreed to raise the offer price from US$6.80 per ADS to US$7.30 per ADS, or US$0.365 per Ordinary Share.

WHEREAS, (a) in connection with the Transaction, Mr. Wenbin Chen has formed a new company (“Parent”) under the laws of the Cayman Islands, which has formed a direct, wholly-owned subsidiary (“Merger Sub”) under the laws of the Cayman Islands, (b) the Consortium Members other than the Founders intend to participate in the Transaction and each Consortium Member intends to enter into a rollover and contribution agreement (the “Rollover Agreement”) with Parent, pursuant to which each Consortium Member will irrevocably agree to contribute its Ordinary Shares to the Merger Sub immediately prior to the Closing in exchange for newly issued ordinary shares of Parent, such that the Merger Sub will hold 1,338,235,875 Ordinary Shares immediately prior to Closing, representing approximately 91.6% of the voting power of the Ordinary Shares exercisable in a general meeting of the Company, and (c) at the closing of the Transaction (the “Closing”), the Parties intend that Merger Sub will be merged with and into the Company, with the Company being the surviving company and becoming a direct, wholly-owned subsidiary of Parent, and the Company would be delisted from NASDAQ and deregistered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in (a) the evaluation of the Company, (b) discussions regarding the Proposal with the Company, and (c) the negotiation of the terms of definitive documentation in connection with the Transaction, including an agreement and plan of merger among Parent, Merger Sub and the Company (the “Merger Agreement”).

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.                                      Proposal; Holdco Ownership and Operation

1.1          Participation in Transaction. The Parties hereby authorize Mr. Wenbin Chen as the representative of the consortium (the “Consortium Representative”), to negotiate and agree on the terms of the Merger Agreement with the special committee of independent and disinterested directors of the Company Board (the “Special Committee”) and deal with all the matters in connection with the Transaction in accordance with this Agreement; provided that the Consortium Representative shall promptly inform other Parties of the status of discussions and negotiations with the Special Committee, provide the Consortium Members with a reasonable opportunity to review and comment on the terms of the Merger Agreement, and consider in good faith the comments reasonably proposed by the Parties.

1.2          Parent Shareholders Agreement.

(a)           The Parties agree to negotiate in good faith to reach agreement on a shareholders agreement (the “Shareholders Agreement”) that would, among other things, govern the relationship of the shareholders in Parent following the Closing, and contain provisions customary for transactions of this type.

(b)           Prior to the effective date of the Shareholders Agreement, the ownership, operation and management of Parent shall be in accordance with the terms and conditions of the organizational documents of Parent and this Agreement.

2.                                      Participation in Transaction; Advisors; Approvals

2.1          Information Sharing and Roles.  Each Party shall cooperate in good faith in connection with the Proposal and the Transaction, including by (a) complying with any information delivery or other requirements entered into by Parent, a Party or an Affiliate of a Party, and shall not, and shall direct its Representatives not to, whether by their action or omission, breach such arrangements or obligations, (b) participating in meetings and negotiations with the Company Board and its advisors, (c) executing and complying with any confidentiality agreements reasonably required by the Company, (d) sharing all information reasonably necessary to evaluate the Company, including technical, operational, legal, accounting and financial materials and relevant consulting reports and studies, (e) providing each other or Parent with all information reasonably required concerning such Party or any other matter relating to such Party in connection with the Transaction and any other information a Party may reasonably require in respect of any other Party and its Affiliates for inclusion in the definitive documentation, (f) providing timely responses to requests by another Party for information, (g) applying the level of resources and expertise that such Party reasonably considers to be necessary and appropriate to meet its obligations under this Agreement, and (h) consulting with each other Party and otherwise cooperating in good faith on any public statements regarding the Parties’ intentions with respect to the Company, any issuance of which shall be subject to Section 6.1.  Unless the Parties otherwise agree, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the Exchange Act).

Notwithstanding the foregoing, no Party is required to make available to the other Parties any of their internal investment committee materials or analyses or any information which it considers to be commercially sensitive information or which is otherwise held subject to an obligation of confidentiality.

2.2          Appointment of Advisors.

(a)           The Parties shall agree to the scope and engagement terms of all joint Advisors to Parent and/or the Parties in connection with the Transaction.  The following Advisors have been jointly selected by the Parties to represent the consortium in connection with the Transaction: (i) Skadden, Arps, Slate, Meagher & Flom LLP as U.S. legal counsel, and (ii) Conyers Dill & Pearman as Cayman legal counsel.

(b)           If a Party requires separate representation in connection with specific issues arising out of the Proposal or the Transaction, such Party may retain other Advisors to advise it.  Each Party that engages separate Advisors shall (i) provide prior notice to the other Parties of such engagement, and (ii) be solely responsible for the fees and expenses of such separate Advisors.

2.3          Approvals.  Each Party shall use reasonable best efforts and provide all cooperation as may be reasonably requested by each other Party to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Parties, desirable for the consummation of the Transaction.

3.                                      Transaction Costs

3.1          Expenses and Fee Sharing.

(a)           Unless the Parties otherwise agree in writing, the Parties shall pay in a timely manner and ratably in proportion to their respective ownership of equity interest in the Parent, the fees, expenses and disbursements of Advisors retained by the Parties (other than fees and expenses of any separate Advisors which were retained by any Party in accordance with Section 2.2(b) unless and only to the extent such appointment and expenses are agreed to in advance by the Parties); provided that if the Transaction is not consummated, such fees, expenses and disbursements of Advisors shall be paid by the Founders.

(b)           The Parties shall be entitled to receive any termination, break-up or other fees or amounts payable to Parent or Merger Sub by the Company pursuant to the Merger Agreement, to be allocated ratably in proportion to their respective Parent ownership percentage (unless as otherwise agreed in writing by the Parties), net of the costs and expenses incurred in connection with the Transaction, including, without limitation, the fees, expenses and disbursements of Advisors retained by the Parties (other than fees and costs of any separate Advisors who were retained by any Party in accordance with Section 2.2(b) unless and only to the extent such appointment and expenses are agreed to in advance by the Parties).

4.                                      Exclusivity

4.1          Exclusivity Period.  During the period beginning on the date hereof and ending on the earlier of (i) the 12-month anniversary of the date hereof and (ii) the termination of this Agreement pursuant to Section 5.2 (the “Exclusivity Period”), unless otherwise agreed to or consented to in writing in advance by the other Party, each Party shall:

(a)           work exclusively with the other Parties to implement the Transaction, including to (i) evaluate the Company and its business, (ii) prepare, negotiate and finalize the definitive documentation in connection with the Transaction, and (iii) vote, or cause to be voted, at every shareholder or stakeholder meeting (whether by written consent or otherwise) all Securities against any Competing Proposal or matter that would facilitate a Competing Proposal and in favor of the Transaction;

(b)           not, directly or indirectly, either alone or with or through any Representatives authorized to act on such Party’s behalf (i) make a Competing Proposal, or solicit, encourage, facilitate or join with any other person in the making of, any Competing Proposal, (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal, (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt finance, or contribution of Securities or provision of a voting agreement, in support of any Competing Proposal, (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything that is inconsistent with the provisions of this Agreement or the Transaction as contemplated under this Agreement, (v) take any action that would reasonably be expected to have the effect of preventing, disabling or delaying such Party from performing its obligations under this Agreement, or (vi) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with any other person regarding the matters described in clauses (i) to (v) of this Sections 4.1(b);

(c)           immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications with all persons conducted heretofore with respect to a Competing Proposal; and

(d)           promptly notify the other Parties if it or, to its knowledge, any of its Representatives receives any approach or communication with respect to any Competing Proposal, including in such notice the identity of the other persons involved and the nature and content of the approach or communication, and provide the other Parties with copies of any written communication.

5.                                      Termination

5.1          Termination Events.  From and after such time as the Merger Agreement is executed and delivered, except as provided in this Section 5.1, no Party will be permitted to withdraw from or be relieved of its obligations hereunder.  Subject to Section 5.2(b), this Agreement shall terminate with respect to all Parties upon the earliest to occur of (a) a written agreement among the Parties to terminate this Agreement, (b) termination of the Merger Agreement in accordance with its terms, and (c) the Closing.

5.2          Effect of Termination.

(a)           Upon termination of this Agreement with respect to a Party pursuant to Section 5.1, Article 3 (Transaction Costs), Article 4 (Exclusivity), Article 5 (Termination), Section 6.2 (Confidentiality), Article 7 (Notices) and Article 9 (Miscellaneous) shall continue to bind such Party.

(b)           Other than as set forth in Sections 5.2(a) or in respect of a breach of this Agreement by any Party prior to the termination of this Agreement with respect to such Party, the Parties shall not otherwise be liable to each other in relation to this Agreement.

6.                                      Announcements and Confidentiality

6.1          Announcements.  No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the other Parties (other than any disclosure on Forms 3, 4 or 5 or Schedules 13D or 13G to the extent required by U.S. federal or state securities laws or the rules and regulations promulgated thereunder), which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.  Any announcement to be made by the Parties or their Affiliates (including Parent) in connection with the Transaction shall be jointly coordinated and agreed by the Parties.

6.2          Confidentiality.

(a)           Except as permitted under Section 6.3, each Party shall not, and shall direct its Affiliates and Representatives not to, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”).  Each Party shall not and shall direct its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transaction.

(b)           Subject to Section 6.2(c), the Recipient shall safeguard and return to the Discloser, on demand, any Confidential Information which falls within clause (a) of the definition of Confidential Information, and in the case of electronic data that constitutes Confidential Information, return or destroy such Confidential Information (other than any electronic data stored on the back-up tapes of the Recipient’s hardware) at the option of the Recipient.

(c)           Each Party may retain in a secure archive a copy of the Confidential Information referred to in Section 6.2(b) if the Confidential Information is required to be retained by the Party for regulatory purposes or in connection with a bona fide document retention policy.

(d)           Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in this Section 6.2 shall continue to apply for a period of 12 months following termination of this Agreement pursuant to Section 5.1, unless otherwise agreed in writing.

6.3          Permitted Disclosures.  A Party may make disclosures (a) to those of its Affiliates and Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including potential sources of capital), but only on a confidential basis; (b) if required by law or a court of competent jurisdiction, the United States Securities and Exchange Commission or another regulatory body or international stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable; or (c) if the information is publicly available other than through a breach of this Agreement by such Party or its Affiliates or Representatives.

7.                                      Notices

7.1          Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, overnight courier or electronic mail, to the address provided in Schedule A, or to such other address or facsimile number or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Parties hereto.  Any such notice, request, instruction or other document shall be deemed delivered to the receiving Party upon actual receipt, if delivered personally; upon confirmation or proof of successful transmission if sent by facsimile or email (provided that if given by facsimile or email, such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

8.                                      Representations and Warranties

8.1          Representations and Warranties.  Each Party hereby represents and warrants, on behalf of such Party only, to the other Parties that (a) it has the requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party and no additional proceedings are necessary to approve this Agreement; (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of such Party enforceable against it in accordance with the terms hereof; (d) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract or agreement to which such Party is a party or by which such Party is bound, or any office such Party holds, (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party or any of its properties and assets, or (iii) result in the creation of, or impose any obligation on such Party to create, any lien, charge or other encumbrance of any nature whatsoever upon such Party’s properties or assets; and (e) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Party.

8.2          Reliance.  Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Sections 8.1 and have been induced by them to enter into this Agreement.

9.                                      Miscellaneous

9.1          Entire Agreement.  This Agreement, the limited guarantee by and among the Founders and the Company, and the Rollover Agreement constitute the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

9.2          Further Assurances.  Each Party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

9.3          Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible.  In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

9.4          Amendments; Waivers.  Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Parties.  No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought.  No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.5          Assignment; No Third Party Beneficiaries.  Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of the other Parties.  This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties.  Nothing in this Agreement shall be construed as giving any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof.

9.6          No Partnership or Agency.  The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Party.

9.7          Counterparts.  This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document.

9.8          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than Hong Kong.

9.9          Arbitration; Consent to Jurisdiction. Subject to the last sentence of this Section 9.9, any dispute, controversy, difference or claim arising out of or relating to this Agreement, including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement, shall be finally settled by arbitration.  The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the HKIAC in accordance with the HKIAC Rules in force when the Notice of Arbitration is submitted.  The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules.  Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in Chinese.  Subject to the agreement of the tribunal, any action(s) which arises subsequent to the commencement of arbitration of any existing action(s), shall be resolved by the tribunal already appointed to hear the existing action(s).  The award of the arbitration tribunal shall be final and conclusive and binding upon the Parties as from the date rendered.  Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.  For the purpose of the enforcement of an award, the Parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

9.10        Specific Performance.  Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement.  Accordingly, notwithstanding Section 9.9, each Party shall be entitled to bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

9.11        Limitation on Liability.  The obligation of each Party under this Agreement is several (and not joint or joint and several).

10.                               Definitions and Interpretations

10.1        Definitions.  In this Agreement, unless the context requires otherwise:

“Advisors” means the advisors and/or consultants of Parent, Merger Sub, and the Parties, in each case appointed in connection with the Transaction.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified person and “Affiliates” shall be construed accordingly.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in PRC, Hong Kong and in New York, New York, for the transaction of normal banking business.

“Competing Proposal” means a proposal, offer or invitation to the Company, a Party or any of their respective Affiliates (other than the Transaction), that involves the direct or indirect acquisition of 10% or more of the Ordinary Shares, a sale of all or any significant amount of the assets of the Company, a restructuring or recapitalization of the Company, or some other transaction that could adversely affect, prevent or materially reduce the likelihood of the consummation of the Transaction with the Parties.

“Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information (x) is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality, or (y) is or becomes publicly available other than through a breach of this Agreement by such Party, and (b) the existence or terms of, and any negotiations or discussions relating to, this Agreement, the Transaction and any definitive documentation, including the Merger Agreement.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“PRC” means the People’s Republic of China, which for the purpose of this Agreement excludes the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region and Taiwan.

“Representative” of a Party means such Party’s employees, directors, officers, partners, members, nominees, agents, advisors (including, but not limited to legal counsel, accountants, consultants and financial advisors), potential sources of equity or debt financing, and any representatives of the foregoing.  The Representatives shall include the Advisors.

“Securities” means shares, warrants, options and any other securities which are convertible into or exercisable for shares in the Company.

10.2        Headings.  Section and paragraph headings are inserted for ease of reference only and shall not affect construction.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Coreworth Investments Limited

By:	/s/ Wenbin Chen
Name: Wenbin Chen
Title: Director

Wenbin Chen

/s/ Wenbin Chen

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Harmony Creek Investments Limited

By:	/s/ Ming Yan
Name: Ming Yan
Title: Director

Ming Yan

/s/ Ming Yan

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Rich Horizon Investments Limited

By:	/s/ Ningfeng Chen
Name: Ningfeng Chen
Title: Director

Ningfeng Chen

/s/ Ningfeng Chen

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

MeMeStar Limited

By:	/s/ Yan Yang
Name: Yan Yang
Title: Director

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Sino August Investment Limited

By:	/s/ Bingsen Chen
Name: Bingsen Chen
Title: Director

Bingsen Chen

/s/ Bingsen Chen

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Pan Hou Capital Management Limited

By:	/s/ Weiwei Zhou
Name: Weiwei Zhou
Title: Director

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Chang Qing Investment Management Company Limited

By:	/s/ Juehao Li
Name: Juehao Li
Title: Director

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Orchid Asia VI, L.P.

By:	/s/ Gabriel Li
Name: Gabriel Li
Title: Authorized Representative

Orchid Asia V Co-Investment, Limited

By:	/s/ Gabriel Li
Name: Gabriel Li
Title: Director

YM Investment Limited

By:	/s/ Lam Lai Ming
Name: Lam Lai Ming
Title: Director

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Fanghai Yu (余芳海)

/s/ Fanghai Yu

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Yu Zou (邹豫)

/s/ Yu Zou

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Dongda Zou (邹东达)

/s/ Dongda Zou

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Qin Wang (王芹)

/s/ Qin Wang

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Youbin Leng (冷友斌)

/s/ Youbin Leng

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Jigeng Chen (陈冀庚)

/s/ Jigeng Chen

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Pingsen Chen (陈平森)

/s/ Pingsen Chen

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Dikuo Bo (薄地阔)

/s/ Dikuo Bo

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Xinzhou Tang (汤新州)

/s/ Xinzhou Tang

[Consortium Agreement Signature Page]

Schedule A

Name	Address
Coreworth Investments Limited	3rd Floor, Lujiazui Investment Tower, 360 Pudian Road, Pudong New Area, Shanghai Attention: Wenbin Chen Email: wenbin.chen@yintech.cn
Harmony Creek Investments Limited	FLAT A 17/F TOWER 1 REGENT ON THE PARK 9A KENNEDY RD Attention: Ming Yan Email: yanming1974@gmail.com
Rich Horizon Investments Limited	FLAT H, 28/F, BLK 7 CENTURY GATEWAY 83 TUEN MUN HEUNG SZE WUI RD TUEN MUN NT Attention: Ningfeng Chen Email: cnf6688@gmail.com
MeMeStar Limited	北京市海淀区西北旺东路10号院西区8号楼新浪总部大厦7层 联系人：秦琪 电邮：qinqi1@staff.sina.com.cn
Sino August Investment Limited	上海市浦东新区云台路111号上南大厦1706室 联系人：杨文燕 电邮：815097538@qq.com
Pan Hou Capital Management Limited	上海市浦东新区杨高南路759号陆家嘴世纪金融广场2号楼29层 联系人：周微微 电邮：yolanda1979@126.com
Chang Qing Investment Management Company Limited	上海市浦东新区东方路3539号6号楼202室 联系人：李爵豪 电邮：1069014345@qq.com
Orchid Asia VI, L.P., Orchid Asia V Co-Investment, Limited and YM Investment Limited	c/o V&G Global Fund Services (Hong Kong) Limited, Suite 2901, 29/F, the Center, 99 Queen’s Road Central, Central, Hong Kong 联系人：Ken Siu 电邮：ksiu@orchidasia.com
Fanghai Yu (余芳海)	江西省南昌市西湖区抚生路宏泰世纪滨江3栋1202 联系人：邹豫

电邮：312175863@qq.com
Yu Zou (邹豫)	江西省南昌市西湖区抚生路宏泰世纪滨江3栋1202 联系人：邹豫 电邮：312175863@qq.com
Dongda Zou (邹东达)	江西省奉新县狮山西大道供水宿舍4-102 联系人：王芹 电邮：932519897@qq.com
Qin Wang (王芹)	江西省奉新县狮山西大道供水宿舍4-102 联系人：王芹 电邮：932519897@qq.com
Youbin Leng (冷友斌)	北京市朝阳区酒仙桥路甲10号星城国际大厦C座16层 联系人：许梦童 电邮：xumengtong00@sina.com
Jigeng Chen (陈冀庚)	19/F, BOC Group Life Assurance Tower, 134-136 Des Voeux Road Central, Hong Kong 联系人：姜继威 电邮：jiwei.jiang@yintech.cn
Pingsen Chen (陈平森)	19/F, BOC Group Life Assurance Tower, 134-136 Des Voeux Road Central, Hong Kong 联系人：姜继威 电邮：jiwei.jiang@yintech.cn
Dikuo Bo (薄地阔)	19/F, BOC Group Life Assurance Tower, 134-136 Des Voeux Road Central, Hong Kong 联系人：姜继威 电邮：jiwei.jiang@yintech.cn
Xinzhou Tang (汤新州)	19/F, BOC Group Life Assurance Tower, 134-136 Des Voeux Road Central, Hong Kong 联系人：姜继威 电邮：jiwei.jiang@yintech.cn